UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/28/2005

Technitrol, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-05375

PA	23-1292472
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of Principal Executive Offices, Including Zip Code)

(215) 355-2900
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.05.    Costs Associated with Exit or Disposal Activities

As previously announced, Technitrol will incur costs associated with the divestiture of AMI Doduco's bimetal and metal cladding operations, the restructuring of Pulse Engineering's consumer division, and the closure of AMI Doduco's manufacturing operations in Italy.

On its Form 8-K dated April 25, 2005, Technitrol announced that a commitment had been made to divest AMI Doduco's bimetal and metal cladding operations. Technitrol provided a preliminary estimate of severance costs in the range of $1.5 to $1.8 million. Technitrol now estimates that the total costs in connection with the divestiture will be approximately $1.3 million of cash expenditures for severance costs. Technitrol expects to substantially complete the divestiture by December 31, 2005.

Technitrol also announced on its Form 8-K dated April 25, 2005 that a commitment had been made to a restructuring plan to reduce cost of goods sold in Pulse Engineering's consumer division. Technitrol provided a preliminary estimate for severance expenses in the range of $800,000 to $1 million. Technitrol now estimates that these severance costs will be approximately $1.5 to $1.9 million, with approximately $500,000 of these costs having been recorded during the first fiscal quarter ended April 1, 2005 and approximately $400,000 of these costs having been recorded during the second fiscal quarter ended July 1, 2005. In addition, Technitrol also recorded non-cash asset impairment charges related to the consumer division of approximately $46.1 million during the second fiscal quarter. Technitrol expects to substantially complete the consumer division restructuring plan by December 31, 2005.

On its Form 8-K dated May 24, 2005, Technitrol announced that, in order to reduce overhead expense, a commitment had been made to close AMI Doduco's manufacturing operations in Italy. Technitrol estimated that the total amount incurred in connection with the consolidation would range from $3.2 to $3.8 million, consisting principally of employee related severance expense and fixed asset write-downs. Technitrol also estimated that approximately 80% of the total amount would result in future cash expenditures. Technitrol now estimates that the total costs in connection with the closure will be approximately $2.0 million, consisting of cash expenditures of approximately $1.2 million for severance costs and approximately $200,000 for contract termination costs, and non-cash charges of approximately $600,000 for asset impairments. Technitrol expects to substantially complete the closure by March 31, 2006.

Item 2.06.    Material Impairments

See Item 2.05 above.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Technitrol, Inc.

Date: July 28, 2005.	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President and Chief Financial Officer